Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No.1 to the Registration Statement on Form S-3 of BiomX Inc. of our report dated March 29, 2023 except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1c, as to which the date is December 7, 2023 relating to the financial statements, which appears in BiomX Inc.'s Current Report on Form 8-K dated December 7, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
December 28, 2023	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited